Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-61091, 33-42211, 333-42338, 333-124763, and 333-153652 on Form S-8 and 333-154209 on Form S-3 of our reports dated February 26, 2010, relating to the consolidated financial statements and financial statement schedule of The Lubrizol Corporation (the “Company”) (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard in 2009) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

February 26, 2010